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FOR IMMEDIATE RELEASE:             NOVEMBER 14, 1996

THRIFTY PAYLESS HOLDINGS, INC.
ANNOUNCES STOCKHOLDER'S MEETING

     Wilsonville, Oregon. November 14, 1996. Thrifty PayLess Holdings, Inc. (NYSE:TPD) announced today that it will hold a Special Meeting of Stockholders on Thursday, December 12, 1996, at 9:00 a.m., Pacific Standard time, at the Sheraton Grande Hotel, Caucus Room, 333 South Figueroa Street, Los Angeles, California. The purpose of the special meeting is to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 13, 1996, as amended, between Thrifty PayLess and Rite Aid Corporation, pursuant to which Thrifty PayLess will be acquired by Rite Aid Corporation by way of a merger of the two companies, and related transactions. The record date for the special meeting was November 12, 1996, and the Joint Proxy Statement/Prospectus of Thrifty PayLess and Rite Aid Corporation pertaining to the special meeting and the merger was mailed to the stockholders of each company on November 13, 1996. A special meeting of stockholders of Rite Aid Corporation pertaining to the merger is also scheduled for the same date as the Thrifty PayLess special meeting.

Thrifty PayLess Holdings, Inc. is the largest drug store chain in the western United States with more than 1,000 Thrifty and PayLess drug stores throughout 11 western states.

PRESS / EARNINGS RELEASES available through Company News On-Call by FAX, 800-758-5804, ext. 112313, or http://www.prnewswire.com // CONTACT: Thrifty PayLess Holdings, Inc: Gordon D. Barker, President and Chief Executive Officer, David R. Jessick, Executive Vice President and Chief Financial Officer or Allen R. Westergard, Vice President and Corporate Controller at (503) 682-4100.
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FOR IMMEDIATE RELEASE:               NOVEMBER 14, 1996

THRIFTY PAYLESS HOLDINGS, INC.
REPORTS FOURTH QUARTER, FULL YEAR AND OCTOBER SALES RESULTS

Thrifty PayLess Holdings, Inc. (NYSE:TPD) today announced sales results for the fourth quarter and fiscal year ended September 29, 1996 and for the four weeks ended October 27, 1996.

Sales for the fourth quarter were $1,155.3 million, up 6.3 percent from the prior year's $1,086.6 million. Comparable store sales were up 5.6 percent with pharmacy sales higher by 13.2 percent and non-pharmacy sales up by 1.9 percent.

For the full year ended September 29, 1996 sales were $4,798.9 million, up 3.0 percent from the prior year's $4,658.8 million. Comparable store sales were up
3.3 percent with pharmacy sales higher by 12.4 percent and non-pharmacy sales lower by .7 percent.

October sales were $351.1 million, up 4.7 percent from the prior year's $ 335.2 million. Comparable store sales for October were up 6.3 percent with pharmacy sales higher by 12.0 percent and non-pharmacy sales higher by 3.2 percent.

"We are pleased with the positive momentum in non-pharmacy sales and the continued strength in pharmacy sales as we enter into our important seasonal selling period and our merger with Rite Aid Corporation" commented Gordon D. Barker, President and Chief Executive Officer.

Thrifty PayLess Holdings, Inc. is the largest drug store chain in the western United States with more than 1,000 Thrifty and PayLess drug stores throughout 11 western states.

PRESS / EARNINGS RELEASES available through Company News On-Call by FAX, 800-758-5804, ext. 112313, or http://www.prnewswire.com // CONTACT: Thrifty PayLess Holdings, Inc: Gordon D. Barker, President and Chief Executive Officer, David R. Jessick, Executive Vice President and Chief Financial Officer or Allen R. Westergard, Vice President and Corporate Controller at (503) 682-4100.